UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2012

COLORADO GOLDFIELDS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51718	20-0716175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10920 West Alameda Avenue, Suite 207 Lakewood, CO 80226

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (303) 984-5324

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year.

The Board of Directors approved, and the Company filed Pursuant to the provisions under the Nevada Revised Statutes 78.385 and 78.390, the following Amendment to the Articles of Incorporation of Colorado Goldfields Inc:

1. Name of the Corporation is Colorado Goldfields Inc.

2. Article IV of the Articles of Incorporation is amended and restated to read as follows:

ARTICLE IV is hereby amended and restated in its entirety to read as follows:

Section 4.01 Number and Class. The total number of shares of capital stock to which the Corporation has authority to issue is thirty five billion five hundred million (35,500,000,000). The total number of shares of Class A Common Stock which the Corporation is authorized to issue is thirty five billion (35,000,000,000) having a par value of $0.001 each. The total number of shares of Class B Common Stock which the Corporation is authorized to issue is five hundred million (500,000,000) having a par value of $0.001 each.

The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors of the Corporation shall have the authority, by resolution or resolutions, to: (1) issue such shares of Common Stock of either class in one of more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof, (2) establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORADO GOLDFIELDS INC.

Dated: January 9, 2012	By:	/s/ Lee R. Rice
Lee R. Rice
President & Chief Executive Officer